Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, October 24, 2012	(302) 857-3292

DOVER MOTORSPORTS, INC.

DECLARES QUARTERLY DIVIDEND

Dover Motorsports, Inc. (NYSE: DVD) Board of Directors today declared an annual cash dividend on both classes of common stock of $.04 per share. The dividend will be payable on December 10, 2012 to shareholders of record at the close of business on November 10, 2012. Due to the seasonal nature of our business, we will evaluate dividends annually.

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Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.